For immediate release: March 31, 2005
Contact: Jim Bernau (800) 344-9463
NASDAQ: WVVI

Willamette Valley Vineyards, Inc. Reports a Profit for the Year Ended December 31, 2004.

SALEM, Ore., March 31 -- Willamette Valley Vineyards, Inc. (NASDAQ symbol:
WVVI), announced its results for the year ended December 31, 2004. Willamette Valley reported a net profit of $413 thousand or $0.09 per basic share on revenue of $9.4 million for the year ended December 31, 2004 as compared to a net profit of $174 thousand, or $0.04 per share on revenues of $7.4 million for the year ended December 31, 2003.

The quality of the Company's wines continued to attract national attention including recommendations from chef and author Andrea Immer, Food Network's Chef Rachael Ray and chefs Caprial and John Pence of Oregon Public Broadcasting's Caprial and John's Kitchen.

Management is continuing to focus on the Company's core product offerings, Vintage Pinot noir, Whole Cluster Pinot noir, Pinot gris and Riesling, and the continued building of the instate wholesale department called Bacchus Fine Wines, to increase revenues. Total net revenues grew by 28 percent for the year ended December 31, 2004, compared to the prior year. Operating income increased 94 percent for the year ended December 31, 2004, compared to the prior year. The Company's record net income in 2004 increased primarily due to strong sales of the core product offerings to out-of-state distributors and Bacchus Fine Wines sales to Oregon restaurant and retail outlets.

Out-of-state sales increased primarily due to the growth in depletions (sales from distributors to their customers) of the Company's core product offerings. As a group, the depletions of these products from distributors to their customers increased 21% for the year ended December 31, 2004, compared to the prior year period, driving the 30% growth in sales from the winery to out-of-state distributors during the year ended December 31, 2004, compared to the prior year period. The Company increased sales expenses and distributor support, primarily in the form of increased market visits by the winery staff, depletion allowances and sales incentives, to spur the increase in distributor depletions.

Sales in the state of Oregon through the Company's wholesale sales force and through direct sales from the winery to retail licensees increased 45% for the year ended December 31, 2004, compared to the prior year period, primarily due to the growth of distributed wine brands. Expenses increased significantly in the year ended December 31, 2004, compared to the prior year period as delivery support was built up to support the additional brands rolled out in 2004. Management considers Bacchus Fine Wines to be in a building stage where an intense focus is being applied to the placement of purchased wine in restaurant and retail accounts. The Company has purchased a significant inventory of wines for resale totaling approximately $950 thousand, placing an additional demand on cash and the Company's credit line. Management has taken these steps as it believes they will improve the sales opportunities for the Company's own wines with retail and restaurant customers and increase net income in the future.

Retail revenues were relatively flat during the year ended December 31, 2004, compared to the prior year period but retail cost of sales expenses were reduced over the same period. Although Tasting Room sales increased during the year ended December 31, 2004, compared to the comparable prior year period, the winery experienced reductions in Key Customer sales due to staffing turnover during 2004. In the third and fourth quarter of 2004, Management added a Customer Service Coordinator and Key Customer Service personnel to increase direct sales to wine consumers.

During the year ended December 31, 2004, Management initiated the sale and lease back of the 75.3 acre Meadowview parcel at the Tualatin Estate Vineyard for $727 thousand. Pursuant to the sale leaseback agreement, the Company will continue to farm and develop the vineyard acres of this parcel. This parcel includes 15.7 acres of established vineyard that the Company has agreed to lease for up to 14 years. The parcel also includes 7 acres of vineyard planted in 2004 and trellised with French Dijon clone 777 Pinot noir on disease resistant rootstock at the purchaser's expense, and 23 additional acres of vineyard land. The purchaser has agreed to fund the vineyard development of the 23 acres of undeveloped vineyard land. The Company will begin paying rent on the 7 acres and any plantings on the 23 acres starting when the vines become commercially productive in 2008 for up to 26 years. The Company applied the net cash proceeds of the sale principally to reduce amounts owed under the Company's credit line. The additional income tax on the deferred gain on the sale had a negative impact on the Company's earnings in 2004.

The Company disposed of approximately 6 acres of vines that were determined to be of a variety not in sufficient demand to support the cost of farming these vines due to an infestation of phylloxera, an aphid-like insect. As a result of this disposal, the Company recorded a loss on vineyard development costs in the amount of $31 thousand in selling, general and administrative expenses. The Company intends to replant this land with selected vinifera varieties on phylloxera resistant rootstock in order to continue to improve the quality of grapes grown and the resulting wine produced.

The Company filed a Form 12b-25, Notification of late filing, with the Securities and Exchange Commission for its Form 10-KSB for the year ending December 31, 2004 pending the completion of the Company's audited financial statements for the year.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to: availability of financing for growth, availability of adequate supply of high quality grapes, successful performance of internal operations, impact of competition, changes in wine broker or distributor relations or performance, impact of possible adverse weather conditions, impact of reduction in grape quality or supply due to disease, impact of governmental regulatory decisions and other risks.

Willamette Valley Vineyards, Inc. is headquartered in Turner, Oregon. The company is one of Oregon's leading wineries and the state's only publicly held winery. Willamette Valley Vineyards is the owner of Tualatin Estate Vineyards and Griffin Creek wines. Willamette Valley Vineyards common stock is traded on NASDAQ (Symbol: WVVI).

                 WILLAMETTE VALLEY VINEYARDS, INC.
                      Statement of Operations
           For the Years Ended December 31, 2004 and 2003
                         ($ in thousands)

                                          2004         2003

Net revenues                            $ 9,387      $ 7,357
Cost of goods sold                        4,806        3,828
                                        --------     --------
    Gross margin                          4,581        3,529

Selling, general and
  administrative expenses                 3,569        3,008
                                        --------     --------
    Income from operations                1,012          521
                                        --------     --------
Other income (expenses):
  Interest income                             5            5
  Interest expense                         (305)        (344)
  Other income                               98          123
                                        --------     --------
                                           (202)        (216)
                                        --------     --------

    Income before income taxes              810          305

Income tax provision                        397          131
                                        --------     --------

Net income                              $   413      $   174
                                        ________     ________

Basic net income
  per common share                      $  0.09      $  0.04
                                        ________     ________
Diluted net income
  per common share                      $  0.09      $  0.04
                                        ________     ________